Exhibit 10.2

 AGREEMENT

This Agreement (the “Agreement”) is entered into and is effective as of December 11, 2018 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“Buyer”), Berkshire Bank, a wholly-owned subsidiary of Buyer, SI Financial Group, Inc. (“Seller”), a Maryland corporation, Savings Institute Bank and Trust Company (“Seller Bank”), a wholly-owned subsidiary of Seller, and Lauren L. Murphy (the “Executive”).

WHEREAS, the Executive, Seller and Seller Bank are parties to an amended and restated change in control agreement effective as of September 23, 2015 (the “CIC Agreement”); and

WHEREAS, Buyer and Seller are entering into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”), pursuant to which Seller will be merged into Buyer (the “Merger”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, the parties desire to implement measures to prevent any payments or benefits under the CIC Agreement from constituting an excess parachute payment, as such term is defined under Section 280G of the IRC; and

WHEREAS, the parties desire to set forth the parties’ agreement to certain entitlements and continuing obligations in connection with the Executive’s termination of employment with Seller and Seller Bank upon completion of the Merger.

THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, Buyer, Seller, Seller Bank and the Executive hereby agree as follows:

Section 1. 2018 Actions.

(a)       The Executive agrees to exercise all of her vested Company Stock Options prior to January 1, 2019, and Seller agrees to take all actions necessary to facilitate the exercise of the Executive’s Company Stock Options, including, if requested by the Executive, amending the Executive’s option award agreements to permit a net settlement to satisfy the exercise price and applicable tax withholding.

(b)       The Executive agrees to dispose of all shares of Company Common Stock acquired pursuant Section 1(a) of this Agreement upon exercise of incentive stock options. Such disposition shall occur prior to January 1, 2019.

(c)       The Executive agrees that the compensation income resulting from the exercise of vested stock options and the disposition of shares of Company Common Stock acquired upon such exercise pursuant to this Section 1 will be excluded from the calculation of severance or other benefits payable to the Executive, including the Executive’s cash severance payment under the CIC Agreement, the allocation of shares under the Company ESOP, and benefits payable under the Supplemental Executive Retirement Plan between Seller Bank and the Executive.

(d)       Prior to December 31, 2018, Seller Bank shall make a lump-sum cash payment to the Executive in the amount of $280,000, less applicable taxes and withholding. The Executive acknowledges that this payment is in partial satisfaction of the cash severance payment that would otherwise be payable under the CIC Agreement. The remainder of the severance payment due under the CIC Agreement shall be paid subject to the terms and conditions of the CIC Agreement. The Executive agrees that this payment will be excluded from the calculation of severance or other benefits payable to the Executive, including the Executive’s cash severance payment under the CIC Agreement, the allocation of shares under the Company ESOP, and benefits payable under the Supplemental Executive Retirement Plan between Seller Bank and the Executive.

(e)       Seller and Seller Bank, and their successors and assigns, agree to defend, indemnify and hold the Executive harmless for any additional taxes, penalties and interest assessed against the Executive pursuant to Section 409A of the IRC and the regulations promulgated thereunder (“Section 409A”) with regard to the payment to be made under Section 1(d) of this Agreement. Buyer agrees to pay the Executive an additional payment for any such additional taxes, penalties and interest that may be assessed under Section 409A, such that, after payment by the Executive of the additional taxes, penalties and interest assessed under Section 409A, the Executive will be in the same economic position that the Executive would have been had such payment not been determined to be noncompliant with Section 409A.

Section 2. Cutback of Parachute Payments.

If any payment or benefit that the Executive would receive from Seller or Seller Bank, or any affiliate or successor thereto, in connection with the Merger (collectively referred to as the “Change in Control Benefits”) would (i) constitute a “parachute payment” under Section 280G of the IRC and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the IRC, then such Change in Control Benefits shall be reduced to an amount, the value of which is $1.00 less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the IRC. In the event a reduction in payments or benefits constituting “parachute payments” is necessary, reduction shall occur in the following order: (1) reduction of the cash payments due under the CIC Agreement; (2) reduction of the Supplemental Stock Ownership Benefit payable pursuant to Section 4.02 of Seller Bank’s Amended and Restated Supplemental Executive Retirement Plan; and (3) reduction of other benefits paid to the Executive.

Section 3. Miscellaneous.

(a)       Successors. The terms of this Agreement shall be binding upon all parties hereto and their respective heirs, successors, and assigns.

(b)       Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. The Executive acknowledges that the Executive has carefully read the foregoing, has had sufficient opportunity to review this Agreement with legal counsel of the Executive’s own choosing, knows and understands this Agreement’s contents, and freely and independently signs this Agreement. No inducements, representations, or agreements have been made or relied upon to make this Agreement except as stated in this Agreement.

(c)       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereof.

(d)       Statutory Changes. All references to sections of the IRC shall be deemed also to refer to any successor provisions to such sections.

(e)       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(f)       No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise.

(g)       Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

Section 4. Effectiveness.

In the event the Merger Agreement is terminated for any reason prior to the closing of the Merger, this Agreement shall be of no further force and effect, except that the obligations of Seller and Seller Bank pursuant to Section 1(e) shall survive the termination of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

EXECUTIVE

/s/ Lauren L. Murphy

BERKSHIRE HILLS BANCORP, INC.

By:	/s/Richard M. Marotta

Print Name:	Richard M. Marotta, President and CEO

BERKSHIRE BANK

By:	/s/Richard M. Marotta

Print Name:	Richard M. Marotta, CEO

SI FINANCIAL GROUP, INC.

By:	/s/ Rheo A. Brouillard

Print Name:	Rheo A. Brouillard

SAVINGS INSTITUTE BANK AND TRUST COMPANY

By:	/s/ Rheo A. Brouillard

Print Name:	Rheo A. Brouillard

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